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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  DEAN WITTER "COMPETITIVE EDGE" TRUST
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         (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

               Two World Trade Center, New York, New York  10048
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Telephone Number (including area code):  (212) 392-2550
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Name and address of agent for services of process:

Barry Fink, Esq.
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Two World Trade Center, New York, New York  10048
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Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
       Form N-8A: Yes  X   No
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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 20th of October, 1997.

                                       DEAN WITTER "COMPETITIVE EDGE" TRUST
                                                 (SEAL)

                                       By:  /s/ Barry Fink
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                                                Barry Fink
                                                Vice President

Attest:   /s/ Frank Bruttomesso
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              Frank Bruttomesso
              Assistant Secretary